   As filed with the Securities and Exchange Commission on December 12, 1997.

                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                              FORM S-8 AND FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                      FLEMINGTON PHARMACEUTICAL CORPORATION
                      -------------------------------------
              (Exact name of issuer as specified in its charter)

        New Jersey                                      22-2407152
        ----------                                      ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

43 Emery Avenue, Flemington, New Jersey                    08822
---------------------------------------                    -----
(Address of Principal Executive Offices)                 (Zip Code)


          FLEMINGTON PHARMACEUTICAL CORPORATION 1992 Stock Option Plan,
              1997 Stock Option Plan and Nonplan Executive Options
          -------------------------------------------------------------
                            (Full title of the plan)

   Harry A. Dugger, III, Ph.D., 43 Emery Avenue, Flemington, New Jersey 08822
   --------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (908) 782-3431
                                 --------------
          (Telephone number, including area code, of agent for service)


        Approximate date of commencement of proposed sale to the public: Upon exercise of the options granted under the Stock Option Plans, but in no event prior to the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
|X|



                                     CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                    Proposed           Proposed
                                                    maximum            maximum
  Title of securities to be   Amount to be       offering price       aggregate            Amount of
         registered          registered (1)        per share        offering price    Registration Fee (2)
------------------------------------------------------------------------------------------------------------
Common Stock $.01 par          1,600,000             $7.50            $12,000,000             $3,540
value
============================================================================================================

(1) The aggregate amount of securities registered hereunder is 1,600,000 shares of Common Stock. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement covers such additional shares of Common Stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends or similar transactions.

(2) The fee with respect to these shares has been calculated pursuant to paragraphs (h) and (c) of Rule 457 upon the basis of $7.50, the average of the closing bid and asked price per share of the Registrant's Common Stock on December 9, 1997, a date within five (5) business days prior to the date of filing of this Registration Statement, as reported by the OTC Bulletin Board ("OTC Bulletin Board") of the National Association of Securities Dealers, Inc.

                                EXPLANATORY NOTE

        This Registration Statement contains two parts. The first part contains a prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to Form S-8) which covers reoffers and resales by affiliates and non-affiliates of Flemington Pharmaceutical Corporation (the "Registrant") of shares of Common Stock of the Registrant to be issued upon exercise of options granted pursuant to the Registrant's 1992 Stock Option Plan, 1997 Stock Option Plan and Nonplan Executive Options. The second part contains Information Required in the Registration Statement pursuant to Part II of Form S-8 and certain items from Information Not Required in the Prospectus pursuant to Part II of Form S-3. Pursuant to the introductory Note to Part I of Form S-8, the Plan Information specified by Part I is not being filed with the Securities and Exchange Commission.

PROSPECTUS
(Form S-3)

                      FLEMINGTON PHARMACEUTICAL CORPORATION

                                1,600,000 Shares
                          Common Stock ($.01 par value)
                                  _____________

                     Flemington Pharmaceutical Corporation
 1992 Stock Option Plan, 1997 Stock Option Plan and Nonplan Executive Options

        This Prospectus is being used in connection with the offering from time to time by certain shareholders (the "Selling Shareholders") of Flemington Pharmaceutical Corporation (the "Company") or their successors in interest of shares of the Common Stock ($.01 par value) of the Company ("Common Stock") which have been issued under, or may be acquired upon the exercise of, stock options pursuant to the Company's 1992 Stock Option Plan, 1997 Stock Option Plan and Nonplan Executive Options (collectively the "Plans").

        The Common Stock may be sold from time to time by the Selling Shareholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Stock may be sold by one or more of the following: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell portions of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act") in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any of the proceeds from the sale of these shares, although it has paid the expenses of preparing this Prospectus and the related Registration Statement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The bid and asked prices of the Company's Common Stock on December 9, 1997 as reported by the NASD's OTC Bulletin Board was $7.00 and $8.00, respectively.

                The date of this Prospectus is December 12, 1997.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED HEREIN, IN CONNECTION WITH THE OFFER MADE IN THE PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.
                                    _________

        The Company has filed with the Securities and Exchange Commission, a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Additional information concerning the securities offered hereby is to be found in the Registration Statement including various exhibits thereto, which may be inspected at the Commission's office in Washington, D.C.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

        The Common Stock of the Company is listed for quotation on the NASD's Over The Counter Bulletin Board ("OTC Bulletin Board") and is traded under the Symbol "FLEM". Reports, proxy statements and other information filed by the Company can be inspected at the offices of OTC Bulletin Board, 1735 "K" Street, N.W., Washington, D.C. 20006-1500.

                                    _________

                       DOCUMENTS INCORPORATED BY REFERENCE

        The following documents filed with the Commission (File No. 000-23399) pursuant to the Exchange Act are incorporated herein by reference:

        1. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on November 19, 1997.

        All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

        The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of that person, a copy of all documents incorporated by reference into the Registration Statement of which this Prospectus is a part, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Robert F. Schaul, Esq., General Counsel, Flemington Pharmaceutical Corporation, 43 Emery Avenue, Flemington, New Jersey, 08822, telephone: (908) 982-3431.

                                   THE COMPANY

Recent Developments

        On November 25, 1997, the closing was held for the Company's initial public offering (the "Public Offering") which was made pursuant to a Registration Statement filed with the Commission and declared effective on November 19, 1997 (the "Effective Date"). Pursuant to the Public Offering, the Company sold an aggregate of 680,000 units (the "Units"). The Public Offering was underwritten on a firm commitment basis by Monroe Parker Securities, Inc. of Purchase, New York, which acted as the representative (the "Representative") of the several underwriters (the "Underwriters"). Each Unit consisted of one (1) share of Common Stock and one (1) redeemable Class A Common Stock Purchase Warrant ("Class A Warrant"). Each Class A Warrant entitles the holder to purchase one (1) share of Common Stock at an exercise price of $5.80 per share, subject to adjustment. The Class A Warrants expire on November 18, 2002 and are subject to redemption under certain conditions commencing May 19, 1999. Pursuant to the Public Offering, the Company received gross offering proceeds of approximately $4,012,000. Following the Effective Date, the Company's Units, Common Stock and Class A Warrants commenced trading on the National Association of Securities Dealers' OTC Bulletin Board under the symbols FLEMU, FLEM and FLEMW, respectively.

        In addition, in connection with the Public Offering, two principal shareholders who held the Company's 7% convertible notes agreed to convert the principal of such indebtedness into shares of Common Stock of the Company. Pursuant to these agreements (collectively the "Conversion Agreements"), an aggregate of 600,000 shares of Common Stock were issued in respect of $300,000 aggregate principal amount of notes.

        In connection with the Public Offering, the Underwriters received an option (the Underwriters' Option") to purchase an aggregate of 67,500 Units at an exercise price of $9.74 for the four year period commencing one year after the Effective Date.

Company Background

        Flemington Pharmaceutical Corporation, a New Jersey corporation (the "Company"), is engaged in the development of novel application drug delivery systems for presently marketed prescription and over-the-counter ("OTC") drugs. The Company's patent-pending delivery systems are lingual sprays and soft gelatin bite capsules, enabling drug absorption through the oral mucosa, and more rapid absorption into the bloodstream than presently available oral delivery systems. The Company's proprietary oral dosage delivery systems enhance and greatly accelerate the onset of the therapeutic benefits which the drugs are intended to produce. The Company refers to its delivery systems as Immediate-Immediate Release I(2)R(TM) because its delivery systems are designed to provide therapeutic benefits within minutes of administration. The
Company's development efforts for its novel drug delivery systems are concentrated on drugs which are already available and proven in the marketplace. In addition to increasing bioavailability by avoiding metabolism by the liver before entry into the bloodstream, the Company believes that its proprietary delivery systems offer the following significant advantages:

(i) improved drug safety profile by reducing the required dosage, including possible reduction of side-effects; (ii) improved dosage reliability; (iii) allowing medication to be taken without water; and (iv) improved patient convenience and compliance.

        The Company has initially identified approximately fifty (50) presently marketed drugs that meet the Company's criteria for its drug delivery systems. The Company will concentrate its product development activities on those pharmaceuticals with significant prescription or OTC sales. The Company believes that applying a novel application delivery system to existing drugs involves less cost, time and risk than developing and commercializing a new chemical entity. The Company believes that there is significant opportunity to combine its delivery systems with existing pharmaceuticals to expand the market for an existing drug, differentiate a product from a generic or brand name competition, and possibly create new markets. In light of the material expense and delays associated with independently developing and obtaining approval of pharmaceutical products, the Company will only continue to develop such products through collaborative arrangements with major pharmaceutical companies, which will fund that development. To date, the Company has signed two such development agreements with major pharmaceutical companies.

        The Company was incorporated in New Jersey in 1982 under the name Pharmaconsult, Inc. and in 1992 the Company's name was changed to Flemington Pharmaceutical Corporation. Since its inception, the Company has been a consultant to the pharmaceutical industry, focusing on product development activities of various European pharmaceutical companies, and since 1992 has used its consulting revenues to fund its own product development activities. The Company's recent focus on developing its own products evolved naturally out of its consulting experience for other pharmaceutical companies. Substantially all of the Company's revenues have been derived from its consulting activities. The Company's business address is 43 Emery Avenue, Flemington, New Jersey 08822, and its telephone number is (908) 782-3431.

                           FORWARD LOOKING STATEMENTS

        When used in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, operating results and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Such factors are described in the Company's Exchange Act reports under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Company," "Business" and in the Risk Factors set forth below.

                                  RISK FACTORS

        All prospective investors should carefully consider, among other things, the following factors before purchasing any securities offered hereby:

        Shares Under Stock Option Plans; Underwriters' Options and Additional Options and Warrants. The Company has reserved 1,700,000 shares of its Common Stock for issuance upon exercise of stock options or similar awards which may be granted pursuant to the Company's 1992 Stock Option Plan (options to purchase 500,000 shares), 1997 Stock Option Plan (options to purchase 500,000 shares), Nonplan Executive Options (options to purchase 600,000 shares), and 100,000 shares reserved for issuance upon the exercise of the outstanding warrants. At the date hereof, options to purchase an aggregate of 682,000 shares have been issued under the Plans. In connection with the Public Offering, the Company issued to the Underwriters an option to purchase 67,500 Units exercisable at $9.74 (165% of the Public Offering price of the Units) for a term of four years commencing one year from the Effective Date (the "Underwriters' Options"). In addition, the Company has agreed with the Underwriters, under certain circumstances, to register the Shares and the Warrants subject to the Underwriters' Options for distribution to the public. Exercise of these registration rights could involve a substantial expense to the Company and could prove a hindrance to future financings. Exercise of the Underwriters' Option, the outstanding warrants and stock options, and those which have been or may be granted under the Plans (collectively, the "Convertible Securities"), will reduce the percentage of Common Stock held by the public stockholders. Further, the terms on which the Company could obtain additional capital during the life of the Convertible Securities may be adversely affected, and it should be expected that the holders of the Convertible Securities would exercise them at a time when the Company would be able to obtain equity capital on terms more favorable than those provided for by such Convertible Securities.

        OTC Bulletin Board; Volatility of Price; Limited Public Market. Although currently the Units, Common Stock and Warrants are listed on the OTC Bulletin Board, there can be no assurance that a regular trading market for the securities will be sustained, or that the market price of such securities will not decline below the offering price. The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than the Nasdaq Stock Market, and quotes for stocks included on the OTC Bulletin Board are not as widely available in the financial sections of newspapers as are those for the Nasdaq Stock Market. In the event the securities are not included on the OTC Bulletin Board, quotes for the securities may be included in the "pink sheets" for the over-the-counter market. Furthermore, it is unlikely that a lending institution will accept the Company's securities as pledged collateral for loans even if a regular trading market develops. The trading price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in the Company's operating results, announcements by the Company or others, developments affecting the Company, and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations in recent years. These fluctuations have had a substantial effect on the market price for many companies, often unrelated to the operating performance of such companies and may adversely affect the market price of the Common Stock.

        Proceeds of the Offering. The Company will not receive any of the proceeds of this offering. All of the proceeds of this offering will be received by the Selling Security Holders. However, the Company will receive the consideration necessary for the exercise of outstanding options issued under the Plan, if and when such options are exercised. See "Use of Proceeds."

        Possible Future Sales of Shares by the Selling Security Holders. Subject to the restrictions described under "Risk Factors -- Possible Resales Under Rule 144" and applicable law, the Selling Security Holders could cause the sale of any or all the shares of Common Stock they own upon the effectiveness of the Registration Statement of which this Prospectus forms a part. The Selling Security Holders may determine to sell shares of Common Stock from time to time for any reason. Although the Company can make no prediction as to the effect, if any, that sales of shares of Common Stock owned by Selling Security Holders would have on the market price prevailing from time to time, sales of substantial amounts of Common Stock, or the availability of such shares for sale in the public market, could adversely affect prevailing market prices of Common Stock.

        Shares Eligible for Future Sale. There are 3,877,390 shares of Common Stock currently outstanding. To the extent they are not held by "affiliates," the 680,000 shares and 680,000 warrants sold in the Public Offering and the shares of Common Stock offered hereby are eligible for sale in the public market. All of the remaining issued and outstanding shares of Common Stock are currently "restricted securities" for purposes of the Act. Although the Company can make no prediction as to the effect, if any, that sales of the shares of Common Stock referred to above would have on the market price prevailing from time to time, sales of substantial amounts of Common Stock, or the availability of such shares for sale in the public market could adversely affect prevailing prices of the Common Stock.

        Accumulated Deficit and Operating Losses and Anticipated Continuing Losses. The Company had an accumulated deficit at July 31, 1997 of $1,160,000 and a working capital deficit of $39,000. The Company incurred operating losses in three of the last five fiscal years ended July 31 including a net loss of $411,000 for the year ended July 31, 1997. Because the Company has changed its business focus from pharmaceutical consulting to product development, the Company anticipates that it will incur substantial operating expenses in connection with continued development, testing and approval of its proposed products, and expects these expenses will result in continuing and, perhaps, significant operating losses until such time, if ever, that the Company is able to achieve adequate product sales levels.

        Dependence on Principal Clients. To date, substantially all of the Company's revenues have been derived from consulting services rendered to a limited number of clients, the loss of certain of which would have an adverse effect on the Company. For the year ended July 31, 1997, consulting activities relating to the Company's two largest clients, with which the Company has written agreements, accounted for approximately 24% and 23%, respectively, of the Company's revenues. The project for the Company's largest client in the year ended July 31, 1996 was completed in that year and the Company does not expect to perform any additional services for that client in the immediate future. There can be no assurance that the Company's clients will continue to seek consulting services from the Company or that the Company will continue to provide consulting services to the industry.

        Evolving Nature of Business; Entry into Product-Based Business. Although the Company has received revenue from its own product development activities, these revenues are insignificant as compared to the Company's revenues from product development consultation work done for its clients. The nature of the Company's revenue received from its own product development consists of payments by major pharmaceutical companies for research and bioavailability studies, pilot clinical trials, and similar milestone-related payments. The Company expects to continue its consulting activities, although to a lesser extent. The future growth and profitability of the Company will, however, be dependent principally upon the Company's ability to successfully complete the development of, obtain regulatory approvals for, and license out or market, its own proposed products. Accordingly, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business in a highly competitive industry, characterized by frequent new product introductions. The Company anticipates that it will incur substantial operating expenses in connection with the development, testing and approval of its proposed products and expects these expenses to result in continuing and, perhaps, significant operating losses until such time, if ever, that the Company is able to achieve adequate levels of sales or license revenues. There can be no assurance that the Company will be able significantly to increase revenues or achieve profitable operations.

        Significant Capital Requirements; Dependence on Public Offering Proceeds for Product Development and Commercialization. Prior to the Public Offering, the Company had an immediate need for the proceeds of the Public Offering to fund planned expenditures in connection with the research, development, testing and approval of its proposed products. In the event the Company's cash flow from operations is insufficient to meet current expenditures, proceeds of the Public Offering will also be used for general working capital purposes, including the payment of general overhead expenses. These expenditures are expected to be significant. The Company anticipates, based on its current proposed plans and assumptions relating to its operations (including the timetable of, and costs associated with, new product development), that the proceeds from the Public Offering together with projected cash flow from operations will be sufficient to satisfy its contemplated cash requirements for approximately 24 months following the Effective Date. If the Company's plans change, its assumptions change or prove to be inaccurate, or if the proceeds of the Public Offering and/or projected cash flow prove to be insufficient to fund operations, due to unanticipated expenses, technical problems or difficulties or otherwise, the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to, or sources of, additional financing, and there can be no assurance that additional financing will be available to the Company on acceptable terms, if at all. Pursuant to a certain underwriting agreement between the Company and the Representative (the "Underwriting Agreement"), the Company may not offer, sell, issue or transfer its capital stock within thirty-six (36) months of the closing of this offering without the prior written consent of the Representative. In view of the Company's very limited resources, its anticipated expenses and the competitive environment in which the Company operates, any inability to obtain additional financing could severely limit the Company's ability to complete development and commercialization of its proposed products.

        No Commercially Available Products. The Company's principal efforts are the development of, and obtaining regulatory approvals for, its proposed products. The Company anticipates that marketing activities for its products, whether by the Company or one or more licensees will not begin until 1998 at the earliest. Accordingly, it is not anticipated that the Company will generate any revenues from royalties or sales of products until regulatory approvals are obtained and marketing activities begin. There can be no assurance that any of the Company's proposed products will prove to be commercially viable, or if viable, that they will reach the marketplace on the timetables desired by the Company. The failure or the delay of these products to achieve commercial viability would have a material adverse effect on the Company.

        Product Development and Acceptance Risks. The development of the Company's proposed products has not been completed and the Company will be required to devote considerable effort and expenditures to complete such development. Satisfactory completion of development, testing, government approval and sufficient production levels of such products must be obtained before the proposed products will become available for commercial sale. The Company does not anticipate generating material revenue from product sales until perhaps 1998 or thereafter. Other potential products remain in the conceptual or very early development stage and remain subject to all the risks inherent in the development of pharmaceutical products, including unanticipated development problems, and possible lack of funds to undertake or continue development. These factors could result in abandonment or substantial change in the development of a specific formulated product. There can be no assurance that any of the Company's proposed products will be successfully developed, be developed on a timely basis or be commercially accepted once developed. The inability to successfully complete development, or a determination by the Company, for financial or other reasons, not to undertake to complete development of any product, particularly in instances in which the Company has made significant capital expenditures, could have a material adverse effect on the Company.

        Lack of Direct Consumer Marketing Experience; Dependence on Joint Marketing Arrangements. The Company has no experience in marketing or distribution at the consumer level of its proposed products. Moreover, the Company does not have the financial or other resources to undertake extensive marketing and advertising activities. Accordingly, the Company intends generally to rely on marketing arrangements, including possible joint ventures or license or distribution arrangements with third parties. The Company has not entered into any significant agreements or arrangements with respect to the marketing of its proposed products, and there can be no assurance that it will do so in the future or that any such products can be successfully marketed. The Company's strategy to rely on third party marketing arrangements could adversely affect its profit margins.

        Dependence on Contract Manufacturing. The Company has agreements with respect to the manufacture of its initially proposed products with its European contract manufacturers. Under these agreements the Company is responsible to obtain required regulatory approvals, begin commercialization within three months after FDA marketing approval, pay royalties under certain circumstances, and satisfy certain minimum purchase requirements. Additionally, these agreements provide for negotiation and annual re-negotiation of terms relating to per item cost. There can be no assurance that such terms can be negotiated on terms satisfactory to the Company or that failure to negotiate such terms will not result in the termination of any such agreement. The failure of the Company to satisfy its obligations under any of these agreements could result in modification or termination of such agreement. There can be no assurance that the Company will have the ability to satisfy all of its obligations under these agreements, and failure to do so could require the Company to obtain alternative manufacturing arrangements, which could have an material adverse effect on the Company. The Company's dependence upon third parties for the manufacture of its products could have an adverse effect on the Company's profit margins and its ability to deliver its products on a timely and competitive basis.

        Compliance with Good Manufacturing Practices. The Company currently intends to rely on third-party arrangements for the manufacture of its proposed products. The manufacture of the Company's pharmaceutical products will be subject to current Good Manufacturing Practices ("cGMP") prescribed by the FDA, pre-approval inspections by the FDA or foreign authorities, or both, before commercial manufacture of any such products and periodic cGMP compliance inspections thereafter by the FDA. There can be no assurance that the Company's European manufacturers will be able to comply with cGMP or satisfy pre- or post-approval inspections in connection with the manufacture of the Company's proposed products. The Company's gelatin capsule manufacturer SCA-Lohnherstellungs AG ("Swisscaps") successfully completed an FDA pre-approval inspection in connection with the approval of the Company's Abbreviated New Drug Application ("ANDA") for Nifedipine. The Company's other manufacturer, Rapid Spray GmbH & Co, KG. ("Rapid Spray") has not yet been inspected by the FDA. Failure or delay by any such manufacturer to comply with cGMP or satisfy pre- or post-approval inspections would have a material adverse effect on the Company. See "BUSINESS - Manufacturing."

        Foreign Manufacturing and Related Risks. The Company anticipates that its initially proposed products will be manufactured by its European manufacturers at facilities in Germany and Switzerland. The Company intends to import completed manufactured products into the United States. In addition, the raw materials necessary for the manufacture of the Company's products will, in all likelihood, be purchased by the Company from suppliers in the United States or Europe and delivered to its manufacturers' facilities by such suppliers. Accordingly, the Company and its manufacturers may be subject to various import duties applicable to both finished products and raw materials and may be affected by various other import and export restrictions as well as other developments impacting upon international trade. These international trade factors will, under certain circumstances, have an impact both on the manufacturing cost (which will, in turn, have an impact on the cost to the Company of the manufactured product) and the wholesale and retail prices of the products to be manufactured abroad. To the extent that transactions relating to the foreign manufacture of the Company's proposed products and purchase of raw materials involve currencies other than United States dollars, the operating results of the Company will be affected by fluctuations in foreign currency exchange rates.

        Supplier Dependence. The Company believes that the active ingredients used in the manufacture of its proposed pharmaceutical products are presently available from numerous suppliers located in the United States, Europe and Japan. The Company believes that certain raw materials, including inactive ingredients, are available from a limited number of suppliers and that certain packaging materials intended for use in connection with its spray products currently are available only from sole source suppliers. Although the Company does not believe it will encounter difficulties in obtaining the inactive ingredients or packaging materials necessary for the manufacture of its products, there can be no assurance that the Company will be able to enter into satisfactory agreements or arrangements for the purchase of commercial quantities of such materials. The Company has written supply agreements with Dynamit Nobel for certain raw materials and with Rapid Spray for the nitroglycerin lingual spray product. With respect to other suppliers, the Company operates primarily on a purchase order basis beyond which there is no contract memorializing the Company's purchasing arrangements. The failure to enter into agreements or otherwise arrange for adequate or timely supplies of principal raw materials and the possible inability to secure alternative sources of raw material supplies could have a material adverse effect on the Company's ability to arrange for the manufacture of formulated products. In addition, development and regulatory approval of the Company's products are dependent upon the Company's ability to procure active ingredients and certain packaging materials from FDA-approved sources. Since the FDA approval process requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of a supplemental application to use a new supplier would be required if active ingredients or such packaging materials were no longer available from the originally specified supplier, which could result in manufacturing delays.

        Competition. The markets which the Company intends to enter are characterized by intense competition. The Company or its licensees may be competing against established pharmaceutical companies which currently market products which are equivalent or functionally similar to those the Company intends to market. Prices of drug products are significantly affected by competitive factors and tend to decline as competition increases. In addition, numerous companies are developing or may, in the future, engage in the development of products competitive with the Company's proposed products. The Company expects that technological developments will occur at a rapid rate and that competition is likely to intensify as enhanced dosage from technologies gain greater acceptance. Additionally, the markets for formulated products which the Company has targeted for development are intensely competitive, involving numerous competitors and products. Most of the Company's prospective competitors possess substantially greater financial, technical and other resources than the Company. Moreover, many of these companies possess greater marketing capabilities than the Company, including the resources necessary to enable them to implement extensive advertising campaigns. There can be no assurance that the Company will have the ability to compete successfully.

        Absence of Product Liability Insurance Coverage. The Company may be exposed to potential product liability claims by consumers. The Company does not presently maintain product liability insurance coverage. Although the Company will seek to obtain product liability insurance before the commercialization of any products, there can be no assurance that the Company will be able to obtain such insurance or, if obtained, that any such insurance will be sufficient to cover all possible liabilities to which the Company may be exposed. In the event of a successful suit against the Company, insufficiency of insurance coverage could have a material adverse effect on the Company. In addition, certain food and drug retailers require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for retail distribution. Failure to satisfy such insurance requirements could impede the ability of the Company or its distributors to achieve broad retail distribution of its proposed products, which could have a material adverse effect on the Company. None of the Company's European manufacturers have made any representations as to the safety or efficacy of the products covered by their agreements or as to any products which may be marketed or used under rights granted under any such agreements, other than compliance with cGMP and product specifications.

        Extensive Government Regulation. The development, manufacture and commercialization of pharmaceutical products is generally subject to extensive regulation by various federal and state governmental entities and comparable authorities in other countries. The FDA, which is the principal United States regulatory authority, has the power to seize adulterated or misbranded products and unapproved new drugs, to request their recall from the market, to enjoin further manufacture or sale, to publicize certain facts concerning a product and to initiate criminal proceedings. As a result of federal statutes and FDA regulations, pursuant to which new pharmaceuticals are required to undergo extensive and rigorous testing, obtaining pre-market regulatory approval requires extensive time and expenditures. Under the Federal Food, Drug and Cosmetic Act (the "FDC Act"), a new drug may not be commercialized or otherwise distributed in the United States without the prior approval of the FDA. The FDA approval processes relating to new drugs differ, depending on the nature of the particular drug for which approval is sought. With respect to any drug product with active ingredients not previously approved by the FDA, a prospective drug manufacturer is required to submit a new drug application ("NDA"), including complete reports of pre-clinical, clinical and laboratory studies to prove such product's safety and efficacy. The NDA process generally requires, before the submission of the NDA, submission of an IND pursuant to which permission is sought to begin preliminary clinical testing of the new drug. An NDA, based on published safety and efficacy studies conducted by others, may also be required to be submitted for a drug product with a previously approved active ingredient if the method of delivery, strength or dosage form is changed. Alternatively, a drug having the same active ingredient as a drug previously approved by the FDA may be eligible to be submitted under an ANDA, which is significantly less stringent than the NDA approval process. While the ANDA process requires a manufacturer to establish bioequivalence to the previously approved drug, it permits the manufacturer to rely on the safety and efficacy studies contained in the DNA for the previously approved drug. The Company believes that some of its drug products developed in capsule form will be substantially similar to products which have previously obtained FDA approval and, accordingly, that approvals for such products can be obtained by submitting an ANDA. The Company, however, may be required, before submitting an ANDA, to submit a suitability petition, the purpose of which is to permit the FDA to evaluate whether a change in strength, dosage form or method of delivery is significant enough to require clinical trials and, therefore, an NDA filing. There can be no assurance that the FDA will not require the Company to conduct clinical trials for such products and otherwise comply with the NDA approval process. The Company believes that products developed in spray dosage form will require submission of an NDA. The Company estimates that the development of new formulations of pharmaceutical products, including formulation, testing and obtaining FDA approval, generally takes four to six years for the ANDA process and six to eight years for the NDA process. There can be no assurance that the Company's determinations will prove to be accurate or that pre-marketing approval relating to its proposed products will be obtained on a timely basis, or at all. The failure by the Company to obtain necessary regulatory approvals, whether on a timely basis, or at all, would have a material adverse effect on the Company.

        Patents and Protection of Proprietary Information. The Company holds a United States patent covering its formulation for Nifedipine gelatin capsules, which the Company believes is not material to its operations. The Company has applied for United States and foreign patent protection for its proposed lingual sprays and soft gelatin drug delivery processes. To the extent possible, the Company intends to seek formulation patent protection or other proprietary rights for those products utilizing the Company's oral dosage formulations. There can be no assurance, however, that patents relating to such formulated products or processes will in fact be granted or, if granted, will provide any proprietary rights adequately protecting the Company. Other companies may independently develop equivalent or superior technologies or processes and may obtain patent or similar rights with respect thereto. Although the Company believes that its technology has been independently developed and does not infringe on the patents of others, there can be no assurance that the technology does not and will not infringe on the patents of others.

        If a process covered by a United States patent is utilized in the manufacture of a product in a foreign country, the further manufacture, use or sale of such products in the United States may constitute an infringement of the United States patent. In the event of infringement, the Company or its European manufacturers could, under certain circumstances, be required to modify the infringing process or obtain a license. There can be no assurance that the Company or the European manufacturers will be able to do so in a timely manner or upon acceptable terms and conditions or at all. The failure to do any of the foregoing could have a material adverse effect on the Company. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. If any of the products developed by the Company infringes upon the patent or proprietary rights of others, the Company could, under certain circumstances, be enjoined or become liable for damages, which would have a material adverse effect on the Company.

        Dependence on Existing Management and Key Personnel. The success of the Company is substantially dependent on the efforts and abilities of its founder Harry A. Dugger, III, Ph.D., and John J. Moroney, its Chairman. Decisions concerning the Company's business and its management are and will continue to be made or significantly influenced by these individuals. The Company has entered into employment agreements with both Harry A. Dugger, III, Ph.D., and John J. Moroney. The loss or interruption of their continued services would have a materially adverse effect on the Company's business operations and prospects. Additionally, the Company's operations may be materially adversely affected if it is unable to obtain and retain qualified research, technical and marketing personnel. Only Dr. Dugger is required to devote his full time to the Company. The Company has coverage under a Key Man life insurance policy on Dr. Dugger.

        Control by Current Stockholders, Officers and Directors. Management and affiliates of the Company currently beneficially own (including shares they have the right to acquire) approximately 54.8% of the outstanding Common Stock. These persons are and will continue to be able to exercise control over the election of the Company's directors and the appointment of officers, increase the authorized capital, dissolve, merge or engage the Company in other fundamental corporate transactions. Certain change in control provisions found in the employment agreements of Dr. Dugger and Mr. Moroney may have the effect of discouraging, delaying or preventing a change in control of the Company.

        Ongoing Influence of the Representative. Pursuant to the provisions of the Underwriting Agreement and a certain financial consulting agreement between the Company and the Representative (the "Financial Consulting Agreement"), the Representative is entitled to the following: (1) a finder's fee, payable in the event the Representative introduces the Company to another party and as a result of such introduction, a transaction such as a merger, acquisition, joint venture or similar transaction is consummated at anytime during the five year period following the Effective Date; (2) to select a person to serve as a member of the Company's Board of Directors; (3) to serve as the Company's non-exclusive financial consultant for a period of two years following the Effective Date; and
(4) to purchase a total of 67,500 Units at $9.74 per Unit for a four-year period beginning the Effective Date. These arrangements may result in the Representative asserting undue influence on the Company.

        Dividend Policy. The Company has never declared or paid a dividend on its Common Stock, and management expects that a substantial portion of the Company's future earnings will be retained for expansion or development of the Company's business. The decision to pay dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, capital requirements, financial condition and other relevant factors such as contractual obligations. Management, therefore, does not contemplate that the Company will pay dividends on the Common Stock in the foreseeable future.

        Possible Restrictions on Market-Making Activities in Company's Securities. The Representative has advised the Company that they intend to make a market in the Company's securities. Regulation M, which was recently adopted to replace Rule 10b-6 and certain other rules promulgated under the Exchange Act may prohibit the Underwriters from engaging in any market-making activities with regard to the Company's securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Underwriters of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriters may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriters may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. In addition, under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of securities of any selling stockholder may not simultaneously engage in market-making activities with respect to any securities of the Company for the applicable "cooling off" period prior to the commencement of such distribution. Accordingly, in the event the Underwriters are engaged in a distribution of the securities of any selling stockholder, they will not be able to make a market in the Company's securities during the applicable restrictive period. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities.

        Potential Adverse Effect from Class A Warrants. In connection with the Public Offering, 680,000 Class A Warrants were issued. The exercise of such Warrants, or a substantial portion thereof, and the sale of the resulting shares of Common Stock could adversely affect the market price of the Company's Common Stock.

        Possible Resales Under Rule 144. The 3,197,390 shares of Common Stock held by the Company's stockholders immediately prior to the Public Offering and, except for those shares registered under this Registration Statement on Form S-8/S-3, the shares of Common Stock issuable upon exercise of outstanding stock options have not been registered under the Securities Act of 1933, as amended (the "Act"), but may, under certain circumstances, be available for public sale by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Act, subject to certain limitations. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. Although certain of the Company's principal stockholders, as well as all of its officers and directors have agreed not to publicly offer, sell or otherwise dispose of directly or indirectly, any of the Company's securities owned by them for a period of thirty-six (36) months following the consummation of this offering without the prior written consent of the Representative, any substantial sale of Common Stock pursuant to Rule 144 may have an adverse effect on the market price of the Shares or the competent securities.

        Underwriters' Influence on the Market. A significant amount of the Common Stock offered in the Public Offering was sold to customers of the Underwriters. Such customers subsequently may engage in transactions for the sale of purchase of such shares and may otherwise effect transaction in such securities. If they participate in the market, the Underwriters may exert substantial influence on the market, if one develops, for the Units, Common Stock and Warrants. Such market making activity may be discontinued at any time. The price and liquidity of the Units, Common Stock and Warrants may be significantly affected by the degree, if any, of the several Underwriters' participation in such market.

        Possible Adverse Effect of "Penny Stock" Rules in Liquidity for the Company's Securities. Commission regulations define a "penny stock" to be any equity security that is not traded on a national securities exchange or Nasdaq and that has a market price (as therein defined) of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

        If the Company's securities are trading on the OTC Bulletin Board at less than $5.00 per security at any time, the Company's securities may become subject to Rule 15g-9 under the Exchange Act that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, such investors have assets in excess of $1,000,000 or an individual annual income exceeding $200,000, or, together with the investor's spouse, a joint income of $300,000). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market and the risks associated therewith. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of stockholders to sell in the secondary market any of the securities acquired hereby.

        There can be no assurance that the Company's securities will continue to qualify for exemption from these restrictions. In any event, even if the Company's securities remain exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were subject to rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected. In such event, the regulations on penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

        Potential Conflicts of Interest. The Company has entered into various transactions with certain of its directors and principal shareholders and their affiliates which could result in potential conflicts of interest. The Company believes that all of such transactions and arrangements were fair and reasonable to the Company and were on terms no less favorable than could have been obtained from unaffiliated third parties. There can be no assurance, however, that future transactions or arrangements between the Company and its affiliates, if any, will continue to be advantageous to the Company, that conflicts of interest will not arise with respect thereto, or that if conflicts do arise, they will be resolved in a manner favorable to the Company. Any such future transactions will be on terms no less favorable to the Company than could be obtained from unaffiliated parties and will be approved by a majority of the independent and disinterested members of the Board of Directors, outside the presence of any interested directors and, to the extent deemed appropriate by the Board of Directors, the Company will obtain shareholder approval or fairness opinions in connection with any such transaction.

        Limitation on Directors' Liabilities under New Jersey Law. Pursuant to the Company's Certificate of Incorporation and under New Jersey law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under New Jersey law or any transaction in which a director has derived an improper personal benefit.

        Indemnification of Directors under New Jersey Law. Pursuant to both the Company's Certificate of Incorporation and New Jersey law, the Company's officers and directors are indemnified by the Company for monetary damages for breach of fiduciary duty, except for liability which arises in connection with
(i) a breach of duty or loyalty, (ii) acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for dividend payments or stock repurchases illegal under New Jersey law, or (iv) any transaction in which the officer or director derived an improper personal benefit. The Company's Certificate of Incorporation does not have any effect on the availability of equitable remedies (such as an injunction or rescissions) for breach of fiduciary duty. However, as a practical matter, equitable remedies may not be available in particular circumstances. The Company has arranged for director and officer liability coverage to commence upon the closing of this offering.

        Authorization and Discretionary Issuance of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

        Pursuant to the terms of the Underwriting Agreement, the Company may not, except with respect to certain qualifying acquisitions, issue capital stock for a period of 36 months from the effective date of Registration Statement without prior written consent of the Underwriter.

                                 USE OF PROCEEDS

The shares which may be sold under this Prospectus will be sold for the respective accounts of each of the Selling Stockholders. Accordingly, the

Company will not realize any proceeds from the sale of the shares, except that the Company will derive net proceeds of approximately $2,973,600 if all of the options currently outstanding are exercised. Such funds will be available to the Company for working capital and general corporate purposes. No assurance can be given, however, as to when or if any or all of the options will be exercised. All expenses of the registration of the Shares will be paid for by the Company. See "Selling Shareholders" and "Plan of Distribution."

                              SELLING SHAREHOLDERS

        The following table sets forth the name and relationship to the Company of each Selling Shareholder and the number of shares of Common Stock which each Selling Shareholder (1) owned of record as of December 1, 1997; (2) may acquire pursuant to the exercise of a previously granted option or options which hereafter may be granted under the Plan, all of which Shares may be sold pursuant to this Prospectus; and (3) the amount of Common Stock to be owned by each Selling Shareholder assuming the grant of the maximum number of shares issuable under the Plan, the exercise of all options granted under the Plan, and the sale of all shares acquired upon exercise of such options.

=========================================================================================================================
                                                                                     Amount of
                                                           Expected to Acquire    Common Stock to      Percentage of
                                                             Pursuant to the       be Owned After      Common Stock
Name and Relationship to the           Owned as of          Plans and Offered      Exercise and        Owned After
        Company                      December 1, 1997        Pursuant Hereto           Sales         Exercise and Sales
-------------------------------------------------------------------------------------------------------------------------
Harry A. Dugger, III, Ph.D.,          1,059,003 (1)          500,000(2)           1,059,003               24.2%
President, Chief Executive Officer
and Chief Financial Officer

John J. Moroney, Chairman of the        223,080 (3)          500,000(2)             223,080                5.1%
Board of Directors
=========================================================================================================================

(1) Includes 60,000 shares beneficially owned by his daughter Christina Dugger Sommers and 60,000 shares owned by his son Andrew Dugger.

(2) Includes options to purchase 200,000 shares of Common Stock issued under the 1992 Stock Option Plan and Nonplan Executive options to purchase 300,000 shares of Common Stock.

(3) Includes 50,000 shares owned by each of his three sons, Matthew, Timothy and Sean.

                              PLAN OF DISTRIBUTION

        The securities covered by this Prospectus (the "Securities") may be sold from time to time by the Selling Security Holders, or by pledgees, transferees or other successors in interest, on the NASD's OTC Bulletin Board (or such other exchange on which the Securities are listed at the time of sale), in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The Securities may be sold by various methods, including, but not limited to one or more of the following; (a) directly in a privately negotiated transaction; (b) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (c) purchased by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (d) an exchange transaction in accordance with the rules of such exchange; and (e) ordinary brokers transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. Alternatively, the Selling Security Holders may from time to time offer the Securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of Securities for whom they may act as agents. In addition any of the Securities which qualify for sale pursuant to Rule 144 under the Act, or otherwise pursuant to an applicable exemption under the Act, may be sold other than pursuant to this Prospectus.

     The Selling Security Holders and any such underwriters, dealers or agents that participate in the distribution of Securities may be deemed to be underwriters, and any profit on the sale of the Securities by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Act. The Securities may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Security Holders or by an agreement between the Selling Security Holders and underwriters or dealers. Brokers or dealers acting in connection with the sale of the Securities contemplated by this Prospectus may receive fees or commissions in connection therewith.

     At the time a particular offer of Securities is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Securities purchased from the Selling Security Holders, any discounts, commissions and other items constituting compensation from the Selling Security Holders and/or the Company and any discounts, commissions or concessions allowed or re-allowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. The Company will pay all of the expenses incident to the registration and certain other expenses related to this offering with respect to Securities, other than underwriting commissions and discounts, normal commission expenses and brokerage fees, applicable transfer taxes and attorney's fees of Selling Security Holders' counsel.

     Upon the Company's being notified by any Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the Selling Stockholder, the commissions paid or discounts or concessions allowed by the Selling Shareholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

        Any Securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

        The Selling Security Holders have entered into indemnification agreements with the Company pursuant to which the Company will be indemnified against failure by the Selling Security Holders to deliver a Prospectus if required, as well as against certain civil liabilities, including liabilities under the Act or the Exchange Act, incurred in connection with any untrue (or alleged untrue) statement of a material fact or omission of a material fact in this Registration Statement to the extent such liability relates to information supplied by the Selling Security Holder for inclusion in the Registration Statement or Prospectus.

        Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securities may not enter bids to purchase, purchase or engage in similar trading or market making activities with respect to the Securities for a period commencing nine business days prior to the commencement of such distribution and ending with the completion of such distribution. In addition, and without limiting the foregoing, the Selling Security Holders and any person participating in the distribution of the Securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of the Securities by the Selling Security Holders. All of the foregoing may affect the marketability of the Securities.

        In order to comply with certain states' securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

        There can be no assurance that the Selling Security Holders will sell any or all of the Securities offered by them hereby.

                                     PART II
                                     -------

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 3 (FORM S-8): DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed with the Commission (File No. 000-23399) pursuant to the Exchange Act are incorporated herein by reference:

          1. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on November 19, 1997.

        All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

ITEM 4 (FORM S-8): DESCRIPTION OF SECURITIES

        The description of the Company's Common Stock contained in the Company's Form 8-A Registration Statement under the Exchange Act and declared effective by the Commission on November 9, 1997 is hereby incorporated by reference.

ITEM 5 (FORM S-8): INTERESTS OF NAMED EXPERTS AND COUNSEL

        The balance sheet of the Company as of July 31, 1997 and the statements of operations, changes in capital deficiency and cash flows for each of the years in the two-year period ended July 31, 1997, incorporated by reference in this Registration Statement have been audited by Wiss & Company, LLP. These financial statements have been incorporated herein by reference in reliance upon the report of Wiss & Company, LLP, and upon their authority as experts in accounting and auditing.

        The legality of the Common Stock to be offered hereby has been passed upon for the Company by Reed Smith Shaw & McClay LLP, One Riverfront Plaza, Newark, New Jersey 07102.

ITEM 6 (FORM S-8) AND ITEM 15 (FORM S-3): INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 14A:3-5(2) of the Business Corporation Act of the State of New Jersey (the "Business Corporation Act") provides, in general, that a corporation shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not in itself create a presumption that such corporate agent did meet the applicable standards of conduct set forth in paragraphs (a) and (b) above.

        Section 14A:3-5(3) of the Business Corporation Act provides, in general, that a corporation shall have power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason for his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

        Section 14A:3-5(4) of the Business Corporation Act provides, in general, that a corporation shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

        Section 14A:3-5(9) of the Business Corporation Act provides, in general, that a corporation shall have power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provision of this section.

        The Business Corporation Act also provides that a corporation's certificate of incorporation may provide that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholder, except that such provision shall not relieve a director from liability for any breach of duty based upon an act or omission
(a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or
(c) resulting in receipt by such person of an improper personal benefit.

        The Company's by-laws and Certificate of Incorporation provide that the Company will indemnify its officers, directors, employees and agents to the fullest extent permitted by the Business Corporation Act.

        The Company's Certificate of Incorporation eliminates the personal liability of the directors to the fullest extent permitted by the Business Corporation Law.

        In addition to such other rights of indemnification as they may have as directors or as members of the committee (the "Committee") administering the Company's 1992 Stock Option Plan and 1997 Stock Option Plan (the "Plans"), under the terms of the Plans the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plans or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Board member is liable for negligence or misconduct in the performance of his duties.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 7 (FORM S-8):  EXEMPTION FROM REGISTRATION CLAIMED

        All currently outstanding options to purchase shares of Common Stock granted under the Plans were issued in transactions not involving a public offering and such offers and sales were therefore exempt pursuant to the provisions of Section 4(2) under the Act.

ITEM 20 (FORM S-8) AND ITEM 16 (FORM S-3):  EXHIBITS

    Number         Description
    ------         -----------
      1            Registrant's Certificate of
                   Incorporation(1)

      2            Registrant's By-Laws(1)

      4.1          Registrant's 1992 Stock Option Plan(1)

      4.2          Registrant's 1997 Stock Option Plan*(1)

      5.1          Opinion of Reed Smith Shaw & McClay LLP

      23.1 Consent of Wiss & Company LLP (included on page II-5)

      23.2         Consent  of Reed Smith Shaw & McClay LLP
                   (included in Exhibit 5.1)

(1) Incorporated by reference to the Registrant's Form SB-2 Registration Statement No. 33-33201 filed on August 8, 1997.

ITEM 21 (FORM S-8) AND ITEM 17 (FORM S-3):  UNDERTAKINGS

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in this Registration Statement of Flemington Pharmaceutical Corporation (the "Company") on Form S-8 and Form S-3 of our report dated September 10, 1997 on the financial statements of the Company for the year ended July 31, 1997. We also consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" included in the Registration Statement.



                                                Wiss & Company, LLP


Woodbridge, New Jersey
December 11, 1997

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Flemington, New Jersey, on December 12, 1997.


                                     FLEMINGTON PHARMACEUTICAL CORPORATION


                                     By: /s/ Harry A. Dugger
                                         ------------------------------
                                         Harry A. Dugger, III, President

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Harry A. Dugger, III and John J. Moroney true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8/S-3, and to file the same, with all exhibit thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8/S-3 has been signed by the following persons in the capacities and on the dates indicated.


             Name                          Title                   Signature
             ----                          -----                   ---------

Harry A. Dugger, III, Ph.D.  President, Chief Executive   /s/ Harry A. Dugger
December 12, 1997            Officer and Chief Financial  ---------------------
                             Officer (Principal
                             Financial/Accounting and
                             Executive Officer)

John J. Moroney              Chairman of the Board        /s/ John J. Moroney
December 12, 1997                                        ----------------------

Robert F. Schaul             Secretary and Director      /s/ Robert F. Schaul
December 12, 1997                                        ----------------------

Jean Marc Maurette           Director                    /s/ Jean Marc Maurette
December 12, 1997                                        ----------------------

Jack R. Kornreich            Director
December 12, 1997                                        ----------------------

John R. Toedtman             Director                    /s/ John R. Toedtman
December 12, 1997                                        ----------------------